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                                                                    Exhibit 3(c)
                                                                  CONFORMED COPY
                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

         J. C. PENNEY FINANCIAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (herein referred to as the Corporation), does hereby certify:

         First: That the Board of Directors of the Corporation, by unanimous written consent in lieu of meeting dated May 28, 1987, duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and directing that said amendment be submitted for consideration by the stockholders at the Annual Meeting of Stockholders of the Corporation to be held on May 29, 1987. The resolution setting forth the proposed amendment is as follows:

                 "RESOLVED that the Board of Directors hereby declares it advisable that a new Article NINTH of the Certificate of Incorporation of the Corporation be adopted to read as follows:

                 'NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to permit further limitation on or elimination of the personal liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall be exempt from such liability for any such breach to the full extent permitted by the Delaware General Corporation Law as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article NINTH, or the adoption of any provision inconsistent herewith, shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any
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                 act or omission of such director occurring prior to such
                 repeal, modification, or adoption of an inconsistent provision.'"

         Second: That thereafter, the stockholders of said corporation, by unanimous written consent in lieu of annual meeting dated May 29, 1987, in accordance with the General Corporation Law of the State of Delaware, adopted the amendment.

         Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         Fourth: That the capital of the Corporation will not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed in its name by its Chairman of the Board and attested by its Secretary, as of the 29th day of May, 1987.


                                        J. C. PENNEY FINANCIAL CORPORATION




                                        /s/ D. A. MCKAY
                                            Chairman of the Board



Attest:


 /s/ A. W. DRIVER
     Secretary